EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of UDR, Inc. and related Prospectuses of our report dated February 21, 2017, with respect to the consolidated financial statements and schedule of United Dominion Realty, L.P., included in this Annual Report (Form 10-K) for the year ended December 31, 2016:

Registration
Statement Number	Description

333-129743
Form S-3, pertaining to the registration of 11,000,000 shares of Common Stock, including rights to purchase Series C Junior Participating Redeemable Preferred Stock, issuable under the Company’s Dividend Reinvestment and Stock Purchase Plan.

333-197710
Form S-3, Shelf Registration Statement, pertaining to the registration of an indeterminate amount of Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Guarantees of Debt Securities, Warrants, Subscription Rights, Purchase Contracts and Purchase Units.

333-167270	Form S-3, pertaining to the registration of 3,882,187 shares of Common Stock

333-180553	Form S-3, pertaining to the registration of 2,569,606 shares of Common Stock.

333-183510	Form S-3, pertaining to the registration of 1,802,239 shares of Common Stock.

333-212727	Form S-3, pertaining to the registration of 16,137,973 shares of Common Stock.

333-160180	Form S-8, pertaining to the Company’s 1999 Long-Term Incentive Plan.

333-201192	Form S-8, pertaining to the Company’s 1999 Long-Term Incentive Plan.

333-75897	Form S-8, pertaining to the Company’s 1999 Long-Term Incentive Plan.

/s/ Ernst & Young LLP

Denver, Colorado
February 21, 2017